Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Charles M. Boesel, 312/822-2592	Nancy M. Bufalino, 312/822-7757
Katrina W. Parker, 312/822-5167	John J. Hanrahan, 312/822-6586
David C. Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES
2nd QUARTER 2007 RESULTS
CHICAGO, July 30, 2007 — CNA Financial Corporation (NYSE: CNA) today announced second quarter 2007 results, which included the following items:
•	Net operating income of $318 million, or $1.17 per diluted share.

•	Net income of $217 million, or $0.80 per diluted share.

•	Property & Casualty Operations combined ratio of 94.7%.

•	Net operating return on equity of 13.2%.

•	Book value per common share of $36.85 at June 30, 2007, as compared to $36.03 at December 31, 2006.

	Results for the Three Months		Results for the Six Months
	Ended June 30		Ended June 30
($ millions)	2007	2006	2007	2006

Net operating income (a)	$318	$305	$625	$539
Net realized investment losses	(91)	(64)	(104)	(63)

Net income from continuing operations	227	241	521	476
Net loss from discontinued operations	(10)	(2)	(8)	(8)

Net income	$217	$239	$513	$468

(a)	Management utilizes the net operating income financial measure to monitor the Company’s operations. Please refer to Note N of the Consolidated Financial Statements within the 2006 Form 10-K for further discussion of this measure.

Diluted Earnings Per Share Results Available to Common Stockholders
	Results for the Three Months		Results for the Six Months
	Ended June 30		Ended June 30
	2007	2006	2007	2006

Net operating income (a)	$1.17	$1.11	$2.30	$1.95
Net realized investment losses	(0.33)	(0.24)	(0.38)	(0.24)

Net income from continuing operations	$0.84	$0.87	$1.92	$1.71
Net loss from discontinued operations	(0.04)	(0.01)	(0.03)	(0.03)

Net income	$0.80	$0.86	$1.89	$1.68

(a)	The three and six months ended June 30, 2006 per share results available to common stockholders from net operating income are reduced by $19 million and $38 million, or $0.08 per share and $0.15 per share, of undeclared but accumulated preferred stock dividends. The undeclared but accumulated preferred stock dividends relate to the Company’s Series H Cumulative Preferred Stock which was repurchased from Loews Corporation on August 8, 2006.
Net operating income from continuing operations for the three months ended June 30, 2007 increased $13 million as compared with the same period in 2006. The improvement in net operating income was primarily due to increased net investment income, partially offset by decreased net operating results in the non-core operations. The Property & Casualty Operations produced combined ratios of 94.7% and 95.2% in the second quarters of 2007 and 2006.
“We are pleased to report another very solid quarter,” said Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation. “Net operating income of $318 million was the best we have reported in over a decade. The key drivers were disciplined underwriting across a well diversified portfolio and strong investment income. All in all, the second quarter results reflect our ongoing effort to continually improve the operating fundamentals and earnings power of CNA.”
Net income for the three months ended June 30, 2007 decreased $22 million as compared with the same period in 2006. This decrease was due to higher net realized investment losses, partially offset by increased net operating income from continuing operations.
Net realized investment losses increased $27 million for the three months ended June 30, 2007 compared with the same period in 2006. The increase was primarily driven by an increase in interest rate related other-than-temporary impairment losses, which was partially offset by an increase in net realized results on derivative securities.
Net operating income from continuing operations for the six months ended June 30, 2007 increased $86 million as compared with the same period in 2006. The improvement in net operating income was due to increased net investment income and favorable net prior year development in the current year as compared to unfavorable net prior year development for the same period in 2006 in the Standard Lines and Corporate and Other Non-Core segments. These increases in net operating income were partially offset by increased catastrophe losses and decreased net operating results in the Life and Group Non-Core segment. The Property & Casualty Operations produced combined ratios of 94.9% and 96.0% for the six months ended June 30, 2007 and 2006.
Net income for the six months ended June 30, 2007 increased $45 million as compared with the same period in 2006. This increase was due to increased net operating income from continuing operations, partially offset by higher net realized investment losses.

Net realized investment losses increased $41 million for the six months ended June 30, 2007 compared with the same period in 2006, primarily for the reasons discussed in the three month comparison above.

Segment Results for the Three Months Ended June 30, 2007
					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$187	$138	$325	$(13)	$6	$318
Net realized investment losses	(45)	(20)	(65)	(12)	(14)	(91)

Net income (loss) from continuing operations	$142	$118	$260	$(25)	$(8)	$227

Segment Results for the Three Months Ended June 30, 2006
					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income	$167	$110	$277	$5	$23	$305
Net realized investment losses	(24)	(9)	(33)	(23)	(8)	(64)

Net income (loss) from continuing operations	$143	$101	$244	$(18)	$15	$241

Segment Results for the Six Months Ended June 30, 2007
					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income (loss)	$365	$256	$621	$(11)	$15	$625
Net realized investment losses	(63)	(26)	(89)	(11)	(4)	(104)

Net income (loss) from continuing operations	$302	$230	$532	$(22)	$11	$521

Segment Results for the Six Months Ended June 30, 2006
					Corporate
	Standard	Specialty	Total P&C	Life & Group	& Other
($ millions)	Lines	Lines	Ops.	Non-Core	Non-Core	Total

Net operating income	$300	$224	$524	$2	$13	$539
Net realized investment losses	(15)	(7)	(22)	(30)	(11)	(63)

Net income (loss) from continuing operations	$285	$217	$502	$(28)	$2	$476

Property & Casualty Operations Gross Written Premiums
	Three Months Ended June 30		Six Months Ended June 30
($ millions)	2007	2006	2007	2006

Standard Lines	$1,679	$1,579	$3,264	$3,140
Specialty Lines	692	709	1,467	1,534

Total P&C Operations	$2,371	$2,288	$4,731	$4,674

Property & Casualty Operations Net Written Premiums
	Three Months Ended June 30		Six Months Ended June 30
($ millions)	2007	2006	2007	2006

Standard Lines	$1,134	$1,163	$2,215	$2,273
Specialty Lines	639	625	1,289	1,273

Total P&C Operations	$1,773	$1,788	$3,504	$3,546

Property & Casualty Calendar Year Loss Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Standard Lines	67.4%	67.6%	68.5%	69.7%
Specialty Lines	60.9%	61.2%	61.2%	60.2%
Total P&C Operations	64.9%	65.3%	65.7%	66.2%
Total P&C Companies (a)	75.0%	73.8%	75.1%	74.5%

Property & Casualty Calendar Year Combined Ratios
	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Standard Lines	99.4%	99.1%	99.2%	101.2%
Specialty Lines	87.1%	88.5%	87.8%	87.1%
Total P&C Operations	94.7%	95.2%	94.9%	96.0%
Total P&C Companies (a)	105.2%	103.1%	104.8%	104.7%

(a)	P&C Companies includes Standard Lines, Specialty Lines and P&C business written in Life and Group Non-Core and Corporate and Other Non-Core, including CNA Re and asbestos, environmental pollution and mass tort exposures.

Property & Casualty Gross Accident Year Loss Ratios
	Accident year 2007	Accident year 2006	Accident year 2006
	Evaluated at	Evaluated at	Evaluated at
	June 30, 2007	December 31, 2006	June 30, 2007

Standard Lines	63.7%	68.0%	65.7%
Specialty Lines	62.8%	60.4%	59.7%
Total P&C Operations	63.4%	65.5%	63.7%

Property & Casualty Net Accident Year Loss Ratios
	Accident year 2007	Accident year 2006	Accident year 2006
	Evaluated at	Evaluated at	Evaluated at
	June 30, 2007	December 31, 2006	June 30, 2007

Standard Lines	69.3%	68.1%	67.6%
Specialty Lines	61.0%	60.3%	59.2%
Total P&C Operations	66.2%	65.2%	64.5%

Business Operating Highlights
Standard Lines includes standard property and casualty coverages sold to small and middle market commercial businesses primarily through an independent agency distribution system. This business also includes excess and surplus lines, as well as insurance and risk management products sold to large corporations.
•	Net written premiums decreased $29 million for the second quarter of 2007 as compared with the same period in 2006. Standard Lines retention remained flat at 82% as compared to the same period in 2006. Rates on average decreased 3% during the second quarter of 2007.

•	Net operating income increased $20 million for the second quarter of 2007 as compared with the same period in 2006. This increase was primarily driven by increased net investment income, partially offset by increased catastrophe losses. Catastrophe losses were $8 million after-tax in the second quarter of 2007, as compared to $3 million after-tax in the same period of 2006.

•	Net income for the second quarter of 2007 decreased $1 million as compared with the same period in 2006. This decrease was primarily attributable to higher net realized investment losses, substantially offset by improved net operating income.
Specialty Lines provides a broad array of professional, financial and specialty property and casualty products and services.
•	Net written premiums increased $14 million for the second quarter of 2007 as compared with the same period in 2006. The increase was primarily driven by decreased ceded premiums due to the non-renewal of a quota share reinsurance program in May 2007. Specialty Lines retention decreased 5 points to 83% as compared to the same period in 2006. Rates on average decreased 5% during the second quarter of 2007.

•	Net operating income increased $28 million for the second quarter of 2007 as compared with the same period in 2006. This increase was primarily driven by an increase in net investment income and favorable experience in the warranty line of business.

•	Net income increased $17 million for the second quarter of 2007 as compared with the same period in 2006. This increase was attributable to increased net operating income, partially offset by higher net realized investment losses.
Life and Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the group and individual long term care businesses.
•	Net results for the second quarter of 2007 decreased $7 million as compared with the same period in 2006. The decrease in net results was primarily due to a decline in results for life settlement contracts and unfavorable prior year loss development in the group reinsurance business.
Corporate and Other Non-Core contains certain corporate expenses such as interest on corporate debt, and losses and expenses related to the centralized adjusting and settlement of asbestos, environmental pollution and mass tort claims. In addition, this segment includes the results of certain property and casualty insurance run-off operations, including CNA Re.

•	Net results for the second quarter of 2007 decreased $23 million as compared with the same period in 2006. Net income for the second quarter of 2006 included a release of a restructuring accrual.
Net Investment Income
Pretax net investment income for the second quarter of 2007 increased $119 million over the same period of 2006. The improvement was primarily driven by an increase in the overall invested asset base and the elimination of interest expense on funds withheld and other deposits. Also impacting net investment income was an increase in income from the trading portfolio of approximately $49 million. The increase in income from the trading portfolio was more than offset by a corresponding increase in the policyholders’ funds reserves supported by the trading portfolio.
About the Company
CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. ET today. On the conference call will be Stephen W. Lilienthal, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (800) 289-0518 or for international callers, (913) 981-5532. The call will also be webcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA Website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available on CNA’s website through August 7, 2007. The replay can also be accessed by dialing (888) 203-1112 or, for international callers, (719) 457-0820. The replay passcode is 4489610. Financial supplement information related to the second quarter results is available on the investor relations pages of the CNA Website or by contacting David Adams at (312) 822-2183.
FINANCIAL MEASURES
In evaluating the results of the Standard Lines and Specialty Lines, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using accounting principles generally accepted in the United States of America (GAAP) financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with generally accepted accounting principles (GAAP). For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer to CNA’s filings with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
FORWARD-LOOKING STATEMENT
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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